As filed with the Securities and Exchange Commission on April 23, 2007
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PENGRAM CORPORATION
(Name of small business issuer in its charter)

NEVADA	1000	68-0643436
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1200 Dupont Street, Suite 2J
Bellingham, WA 98225
Telephone: (360) 255-3436
(Address and telephone number of principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200
Las Vegas, NV 89123
Tel: (702) 990-8800
(Name, address and telephone number of agent for service)
Copies to:
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010
Blaine, WA 98230
Tel: (360) 332-3300

Approximate date of proposed sale to the public:   As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Dollar Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.001 per share, previously issued to investors	$239,961.92	$0.04	$239,961.92	$7.37

(1)	Represents 5,999,048 shares issued by Pengram Corporation in a private placement transaction completed on September 30, 2006.
(2)	This price was arbitrarily determined by Pengram Corporation.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 19, 2007

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PENGRAM CORPORATION

Prospectus

--------------------------
5,999,048 SHARES
COMMON STOCK
-------------------------

The selling stockholders named in this prospectus are offering the 5,999,048 shares of common stock of Pengram Corporation (“Pengram”) offered through this prospectus. Pengram has set a price of $0.04 per share of its common stock offered through this prospectus.

	Offering Price	Commissions	Proceeds to Selling Stockholders Before Expenses and Commissions
Per Share	$0.04	Not Applicable	$0.04
Total	$239,961.92	Not Applicable	$239,961.92

Pengram is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

Pengram’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.04 per share until such time as the shares of the Pengram’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although Pengram intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If Pengram’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

---------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 6 through 9 before buying any shares of Pengram’s common stock.

This Offering will terminate nine months after this prospectus is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: April 19, 2007
--------------------------

i

PENGRAM CORPORATION

Prospectus

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Pengram” refers to Pengram Corporation. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

PENGRAM CORPORATION

Overview of Our Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as the Spelter Claim comprised of a mineral claim block totaling 20 acres located on the Yellow Pine Mining District, Clark County, Nevada. We acquired our Spelter Claim pursuant to a purchase agreement dated June 16, 2006 with Kimberly Sinclair. Our plan of operation is to conduct mineral exploration activities on the Spelter Claim in order to assess whether it possesses commercially extractable deposits of zinc, lead, galena or vanadium. Phase I of our exploration program was completed in September, 2006. The objective of the Phase I exploration program was to trench and sample the known mineral zone to determine the geological controls and the nature of the mineralization. Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. We intend to complete Phase II of our recommended exploration program during the summer exploration season of 2007. See “Description of Property”, below.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Summary Financial Information

Our financial information as of our three months ended February 28, 2007 and our fiscal period from inception on April 28, 2006 to November 30, 2006 is summarized below:

Summary Balance Sheet Information:	As at February 28, 2007 (Unaudited)	As at November 30, 2006 (Audited)
Cash	$71,436	$96,319
Total Assets	$81,666	$110,119
Liabilities	$2,220	$1,250
Total Stockholders’ Equity	$79,446	$108,869

Summary Statement of Operations:	Three Months Ended February 28, 2007 (Unaudited)	Period from April 28, 2006 (Date of Inception) to November 30, 2006 (Audited)
Revenue	$Nil	$Nil
Expenses	$29,423	$20,112
Net Loss	$(29,423)	$(20,112)

About Us

We were incorporated on April 28, 2006 under the laws of the State of Nevada. Our principal offices are located at 1200 Dupont Street, Suite 2J, Bellingham, WA 98225. Our telephone number is (360) 255-3436.

THE OFFERING

The Issuer:	Pengram Corporation

Selling Security Holders:
The selling stockholders named in this prospectus are existing stockholders of Pengram who purchased shares of our common stock in a private placement transaction completed on September 30, 2006. The issuance of the shares by Pengram to the selling stockholders was exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). See “Selling Security Holders.”

Securities Being Offered:	Up to 5,999,048 shares of our common stock, par value $0.001 per share.

Offering Price:
The offering price of the common stock is $0.04 per share. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). Public trading of our common stock may never materialize. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders.

Duration of Offering:	This Offering will terminate nine months after this prospectus is declared effective by the SEC.

Minimum Number of Shares To Be	None.
Sold in This Offering:

Common Stock Outstanding Before and After the Offering:	14,999,048 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing stockholders.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Glossary Of Technical Geological Terms

The following defined technical geological terms are used in our prospectus:

Anglesite	A native sulphate of lead. It occurs in white or yellowish transparent, prismatic crystals.

Azurite	Blue carbonate of copper; blue malachite.

Basalt	A general term for dark-colored mafic igneous rocks, commonly extrusive but locally intrusive (e.g., as in dikes).

Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Brecciation	The formation of angular rock fragments.

Calamine	A white mineral; a common ore of zinc.

Carbonate	A salt or ester of carbonic acid.

Cerussite	A mineral consisting of lead carbonate that is an important source of lead.

Chrysocolla	A hydrous silicate of copper, occurring massive, of a blue or greenish blue color.

Cinnabar	A heavy reddish mineral consisting of mercuric sulfide; the chief source of mercury.

Clastic	Fragments of minerals, rocks, or organic structures that have been moved individually from their places of origin.

Cretaceous
Rocks laid down during the last period of the Mesozoic era (between the Jurassic and Tertiary periods, about 146 to 65 million years ago), at the end of which dinosaurs and many other organisms died out.

Diamond drill(ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Fault Zones	A network of interconnected fractures representing the surficial expression of a fault.

Fold	A planar feature, such as a bedding plane, that has been strongly warped, presumably by deformation.

Galena
The chief ore of lead, commonly found in shallow ore veins in which open cavities are frequent; hence, crystals are common and well developed. Galena is widely distributed and constitutes by far the most important ore for lead. Silver, antimony, arsenic, copper, and zinc minerals often occur in intimate association with galena; consequently, galena ores mined for lead also include other valuable by-products.

Granite	Plutonic igneous rock having visibly crystalline texture; generally composed of feldspar and mica and quartz.

Hydrozincite
An abundant element of the magnesium-cadmium group, extracted principally from the minerals zinc blende, smithsonite, calamine, and franklinite, as an easily fusible bluish white metal, which is malleable, especially when heated.

Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Jurassic	Second Period of Mesozoic Era, which covered span of time between 190 – 135 million years before the present time.

Limestone	A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Limonite	A widely occurring iron oxide ore; a mixture of goethite and hematite and lepidocrocite.

Lode	A mineral deposit in solid rock.

Malachite	Green mineral used as an ore of copper and for making ornamental objects.

Mesozoic	One of the eras of geologic time. It includes the Triassic, Jurassic and Cretaceous periods.

Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Monte Cristo Limestone Formation	A local name for a geological series of rocks.

Normal Fault	A dip-slip fault in which the block above the fault has moved downward relative to the block below.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Oxidization	A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 544 and 230 million years before the present time).

Pluton	Body of rock exposed after solidification at great depth.

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Porphyry	A heterogeneous rock characterized by the presence of crystals in a relatively finer-grained matrix
.
Pyrite
The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well  as in coal beds, and as the replacement mineral in fossils.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Quarzite	Metamorphic rock commonly formed by metamorphism of sandstone and composed of quartz.

Reserve	For the purposes of this prospectus: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

1)

Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

2)

Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.

Smithsonite	Native zinc carbonate. It generally occurs in stalactitic, reniform, or botryoidal shapes, of a white to gray, green, or brown color.

Stratigraphy	Strictly, the description of bedded rock sequences; used loosely, the sequence of bedded rocks in a particular area.

Structural	Pertaining to geologic structure.

Tertiary	Relating to the first period of the Cenozoic era, about 65 to 1.64 million years ago.

Thrust Faults (Faulting)	A dip-slip fault in which the upper block above the fault plane moves up and over the lower block, so that older strata are placed over younger.

Trenching	The removal of overburden to expose the underlying bedrock.

Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, if we publicly trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our current operating funds are sufficient to meet the anticipated costs of Phases II and III of our exploration program on the Spelter Claim. However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates or if we decide to proceed beyond Phase III of our exploration program or if we decide to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of the date of this prospectus, we had cash on hand in the amount of approximately $70,000. We have not earned any revenues from our mineral exploration since our inception. Our plan of operation calls for significant expenses in connection with the exploration of our Spelter Claim. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

We have yet to earn revenue from our mineral exploration and, because our ability to sustain our operations is dependent on our ability to raise financing, our accountants believe that there is substantial doubt about our ability to continue as a going concern.

We have a cumulative net loss of $49,535 for the period from our inception on April 28, 2006 to February 28, 2007, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern. Telford Sadovnick, P.L.L.C., Certified Public Accountants, our independent auditors, have expressed substantial doubt about our ability to continue as a going concern given our accumulated losses. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital, we will not be able to complete our business plan. As a result we may have to liquidate our business and you may lose your investment. You should consider our auditor's comments when determining if an investment in Pengram is suitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Our Spelter Claim does not contain a known body of commercial ore and, therefore, any program conducted on the Spelter Claim would be an exploratory search of ore. There is no certainty that any expenditures made in the exploration of the Spelter Claim will result in discoveries of commercial quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of Phase II of our exploration program do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for new exploration. The acquisition of additional claims will be dependent upon our possessing capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. If we do not find a mineral reserve containing zinc, lead, galena or vanadium, or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for zinc, lead, galena or vanadium, is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

(i)

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near the Spelter Claim, and such other factors as government regulations, including regulations relating to allowable production, importing and exporting of minerals, and environmental protection.

We face significant competition in the mineral exploration industry.

We compete with other mining and exploration companies possessing greater financial resources and technical facilities than we do in connection with the acquisition of mineral exploration claims and leases on zinc, lead, galena or vanadium and other precious metal prospects and in connection with the recruitment and retention of qualified personnel. There is significant competition for the limited number of zinc, lead, galena, vanadium or other precious metals and, as a result, we may be unable to acquire an interest in attractive mineral exploration properties on terms we consider acceptable on a continuing basis.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are subject to the laws of the State of Nevada as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Our annual cost of compliance with the Bureau of Land Management in the State of Nevada is presently approximately $125 per year. There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations. See “Description of Business - Compliance with Government Regulation,” below.

Because our sole executive officer and director does not have formal training specific to the technicalities of mineral exploration, there is a higher risk that our business will fail.

Bernie J. Hoing, our sole executive officer and sole director, does not have any formal training as a geologist and only limited training in the technical aspects of managing a mineral exploration company. With very limited direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

Because the prices of metals fluctuate, if the price of metals for which we are exploring decreases below a specified level, it may no longer be profitable to explore for those metals and we will cease operations.

Prices of metals are determined by such factors as expectations for inflation, the strength of the United States dollar, global and regional supply and demand, and political and economic conditions and production costs in metals producing regions of the world. The aggregate effect of these factors on metal prices is impossible for us to predict. In addition, the prices of metals such as zinc, lead, galena, vanadium are sometimes subject to rapid short-term and/or prolonged changes because of speculative activities. The current demand for and supply of these metals affect the metal prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of these metals primarily consists of new production from mining. If the prices of the metals are, for a substantial period, below our foreseeable cost of production, we could cease operations and you could lose your entire investment.

Risks Related To The Ownership of Our Stock

Because our sole executive officer and director, Bernie J. Hoing, owns 60% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Hoing are inconsistent with the interests of other stockholders.

Bernie J. Hoing, our President, Secretary and Treasurer, controls 60% of our issued and outstanding shares of common stock. Accordingly, in accordance with our Articles of Incorporation and Bylaws, Mr. Hoing is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. Since Mr. Hoing is not simply a passive investor, but is also our sole active executive officer, his interests as an executive officer may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Hoing exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, due to his stock ownership position, Mr. Hoing will have: (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Articles of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Hoing to their detriment, and (iii) control over transactions between him and Pengram.

We may conduct further offerings in the future in which case your shareholdings will be diluted.

We completed an offering of 5,999,048 shares of our common stock at a price of $0.02 per share to investors on September 30, 2006. Since our inception, we have relied on such equity sales of our common stock to fund our operations. We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, the price per share could be lower than that paid by our current stockholders. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted. The result of this could reduce the value of your stock.

If a market for our common stock does not develop, stockholders may be unable to sell their shares.

There is currently no market for our common stock and we can provide no assurance that a market will develop. We intend to apply for trading of our common stock on the OTC Bulletin Board. However, we can provide no assurance that our shares will be approved for trading on the OTC Bulletin Board or, if traded, that a public market will materialize. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, stockholders may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The $0.04 per share offering price of our common stock was determined based on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering of 5,999,048 shares of our common stock which was completed on September 30, 2006 at a price of $0.02 per share. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the OTC Bulletin Board for the trading of our common stock upon our becoming a reporting entity under the Exchange Act. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus. Although Pengram intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING SECURITY HOLDERS

The selling stockholders named in this prospectus are offering all of the 5,999,048 shares of common stock offered through this prospectus. The selling stockholders acquired the 5,999,048 shares of common stock offered through this prospectus from us in an offering that was exempt from registration under Regulation S of the Securities Act and completed on September 30, 2006.

The following table provides as of April 19, 2007 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
John Boschert	500,000	3.3%	500,000	Nil	*
Robert Chasmar	150,000	1.0%	150,000	Nil	*
Mark Coupé	100,000	*	100,000	Nil	*
Christina De Pape	75,000	*	75,000	Nil	*
Artin Deyrmenjian	25,000	*	25,000	Nil	*
Jozef Englmaier	375,000	2.5%	375,000	Nil	*
Stacy Ewing Cyr	50,000	*	50,000	Nil	*
Stephen Feddersen	250,000	1.7%	250,000	Nil	*
Kaj Furer	150,000	1.0%	150,000	Nil	*
GM Bain Real Estate Services Ltd.(3)	200,000	1.3%	200,000	Nil	*
Kevin Hansen	200,000	1.3%	200,000	Nil	*
Christopher Hansen	134,048	*	134,048	Nil	*
Rupinder Hofer	50,000	*	50,000	Nil	*
Kulwant Hoonjan	100,000	*	100,000	Nil	*
Jeffrey D. King	100,000	*	100,000	Nil	*
Ed Lingel	75,000	*	75,000	Nil	*
Elizabeth Macoomb	50,000	*	50,000	Nil	*
Gordon MacPherson	200,000	1.3%	200,000	Nil	*
Dan Marshall	125,000	*	125,000	Nil	*
Riordan McCarthy	100,000	*	100,000	Nil	*
Carolyn McDonald	200,000	1.3%	200,000	Nil	*
Corey McDonald	75,000	*	75,000	Nil	*
Rula Mielke	200,000	1.3%	200,000	Nil	*
Cam Mitchell	150,000	1.0%	150,000	Nil	*
Randy Moffatt	250,000	1.7%	250,000	Nil	*
Chris Morrison	200,000	1.3%	200,000	Nil	*

Name Of Selling Stockholder (1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Leon Ng	125,000	*	125,000	Nil	*
May Ng	125,000	*	125,000	Nil	*
Stacy Nickel	50,000	*	50,000	Nil	*
Bradley Pascall	50,000	*	50,000	Nil	*
Audrey M. Plevy	250,000	1.7%	250,000	Nil	*
Brad Prince	25,000	*	25,000	Nil	*
Craig Procter	100,000	*	100,000	Nil	*
Lori Quinton	100,000	*	100,000	Nil	*
Kelly Revell	25,000	*	25,000	Nil	*
Cheri Roberge	50,000	*	50,000	Nil	*
Don Rollins	50,000	*	50,000	Nil	*
Linda Ryan	250,000	1.7%	250,000	Nil	*
Robert Dean Seymour	25,000	*	25,000	Nil	*
Kathie Simpson	150,000	1.0%	150,000	Nil	*
Arlyn Stoik	200,000	1.3%	200,000	Nil	*
Christopher Taylor	50,000	*	50,000	Nil	*
Jacqueline Tweedlie	90,000	*	90,000	Nil	*
Norman Williams	200,000	1.3%	200,000	Nil	*
TOTAL	5,999,048	40%	5,999,048	NIL	*

Notes:
*	Represents less than 1%.
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 14,999,048 common shares outstanding as of the date of this prospectus, plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	GM Bain Real Estate Services Ltd. is beneficially owned by Gary Bain.

Bernie J. Hoing has been a member of our board of directors since inception on April 28, 2006. Except as disclosed above, none of the selling stockholders:

(i)	has had a material relationship with Pengram other than as a stockholder at any time within the past three years; or
(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.04 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;

2.	A price related to such prevailing market price of our common stock; or

3.	Such other price as the selling stockholders determine from time to time.

The selling stockholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this Offering are $17,008. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

If an underwriter is selected in connection with this Offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

There are no material proceedings to which any of our directors, officers or our affiliates, any owner of record or beneficially of more than 5% of our common stock, or security holder is a party adverse to us or has a material interest adverse to us.

We are required by Section 78.090 of the Nevada Revised Statutes (the “NRS”) to maintain a resident agent in the State of Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada, 89123. All legal process and any demand or notice authorized by law to be served upon us may be served upon our resident agent in the State of Nevada in the manner provided in NRS 14.020(2) ..

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole executive officer and director and his age and titles as of April 19, 2007 are as follows:

Name of Director	Age	Position
Bernie J. Hoing	43	President, Secretary, Treasurer, and Director

Bernie J. Hoing is the President, Secretary, Treasurer and the sole director of the Company and has served in those capacities since inception. Currently, Mr. Hoing has also served as the president of Elmwood Home Ltd., a private company that is engaged in the construction business. From 1994 to 2000, Mr. Hoing was the general manager of Tozai Construction Ltd., based in Kobe, Japan. Mr. Hoing provides his services on a part-time basis as required for our business. Mr. Hoing presently commits approximately 30% of his business time to our business.

Mr. Hoing does not have formal training as a geologist and very limited training on the technical and managerial aspects of managing a mineral exploration company. His prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training or experience in the mining industry. We rely on independent geological consultants to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

Term of Office

Members of our board of directors are appointed to hold office until the next annual meeting of our stockholders or until his or her successor is elected and qualified, or until they resign or are removed in accordance with the provisions of the Nevada Revised Statutes. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director. Mr. Hoing provides management services to Pengram in consideration of a management fee of $2,800 per month commencing August, 2006. The services are provided on a month to month basis with no formal agreement.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Spelter Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, Mr. Hoing acts in those capacities as our sole director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 19, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities of our shares of common stock, (ii) our sole executive officer and sole director, and (iii) our named executive officers as defined in Item 402(a)(2) of Regulation S-B. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock(1)
Security Ownership of Management
Common Stock	Bernie J. Hoing President, Secretary, Treasurer, and Director 1200 Dupont Street, Suite 2J Bellingham, WA 98225	9,000,000 Direct	60%
Common Stock	All Officers and Directors as a Group (1 person)	9,000,000	60%
Security Ownership of Certain Beneficial Owners
Common Stock	Bernie J. Hoing President, Secretary, Treasurer, and Director 1200 Dupont Street, Suite 2J Bellingham, WA 98225	9,000,000 Direct	60%

Notes:
(1)
A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 19, 2007. As of April 19, 2007, there were 14,999,048 shares of our common stock issued and outstanding.

Changes in Control

There are no arrangements which may result in a change in control of Pengram.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of April 19, 2007, there were 14,999,048 shares of our common stock issued and outstanding that are held of record by forty five (45) registered stockholders. We have not issued any shares of preferred stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this registration statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 5 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if the number of votes cast at the meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Preferred Stock

Our Board of Directors is authorized by our Articles of Incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our Board of Directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our Board of Directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation or Bylaws. Chapter 78 of the NRS does provide certain limitations on our ability to declare dividends. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Nevada Anti-Takeover Laws

Nevada Revised Statutes (“NRS”) Sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.

The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The restrictions on the acquisition of controlling interests contained in NRS Sections 78.378 to 78.3793 apply only to a Nevada corporation that:

(a)	has 200 stockholders of record (at least 100 of whom have addresses in the State of Nevada appearing on the stock ledgers of the corporation); and

(b)	does business in the State of Nevada, either directly or through an affiliated corporation.

Currently, we do not have 200 stockholders of record, nor do we have any stockholders of record with addresses in the State of Nevada. Furthermore, we do not conduct business in the State of Nevada and we do not intend to conduct business in the State of Nevada in the near future. Accordingly, the anti-takeover provisions contained in NRS Sections 78.378 to 78.3793 do not apply to us, and are not likely to apply to us in the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

O’Neill Law Group PLLC has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Telford Sadovnick, P.L.L.C., Certified Public Accountants (“Telford”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford has presented its report with respect to our audited financial statements. The report of Telford is included in reliance upon their authority as experts in accounting and auditing.

Laurence Sookochoff, P. Eng., our consulting geologist, has prepared the geological reports entitled “Geological Evaluation Report on the Spelter Lode Mining Claim” dated June 10, 2006 and Report on Phase I Exploration Program on the Spelter Lode Mining Claim dated September 25, 2006. Mr. Sookochoff’s consent to the inclusion of geological information from the geological reports is attached to this prospectus as an exhibit.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on April 28, 2006 under the laws of the State of Nevada.

Bernie J. Hoing, our President, Secretary, Treasurer and sole director, has been our sole promoter since our inception. Mr. Hoing acquired from us 9,000,000 shares of our common stock at a price of $0.001 per share on June 13, 2006. Mr. Hoing paid a total purchase price of $9,000 for these shares. Since August, 2006 Mr. Hoing has provided management services to Pengram in consideration of a management fee of $2,800 per month. The services are provided on a month to month basis with no formal agreement. Other than as mentioned above, Mr. Hoing has not entered into any other agreement with us in which he is to receive from us or provide to us anything of value.

DESCRIPTION OF BUSINESS

Background

We were incorporated on April 28, 2006 pursuant to the laws of the State of Nevada. We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We acquired a 100% undivided interest in a mineral claim known as Spelter Lode Mining Claim (the “Spelter Claim”) comprised of one located claim of 20 acres located on the Yellow Pine Mining District, Clark County, Nevada. Our plan of operation is to conduct mineral exploration activities on the Spelter Claim in order to assess whether it possesses mineral deposits of zinc, lead, galena or vanadium capable of commercial extraction. Phase I of our exploration program was completed in September, 2006. The objective of the Phase I exploration program was to trench and sample the known mineral zone to determine the geological controls and the nature of the mineralization. Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. We intend to complete Phase II of our recommended exploration program during the summer exploration season of 2007. See “Description of Property”, below.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that a commercially viable mineral deposit exists on our mineral claim or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs. Further exploration is required before a final evaluation as to the economic and legal feasibility is required to determine whether our mineral claim possesses commercially exploitable mineral deposits of zinc, lead, galena or vanadium. See “Item 2. Management’s Discussion and Analysis or Plan of Operation – Plan of Operation.”

Compliance with Government Regulation

Our activities are subject to extensive federal, state, and local regulations in the United States. These statutes regulate the mining of and exploration for mineral properties, and also the possible effects of such activities upon the environment. Future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of the Spelter Claim, the extent of which cannot be predicted. Our Spelter Claim is comprised of an unpatented mining claim located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the Spelter Claim must be carried out in accordance with a permit issued by the Bureau of Land Management.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

The State of Nevada adopted the Mined Land Reclamation Act (the “Nevada Act”) in 1989 that established design, operation, monitoring and closure requirements for all mining facilities. The Nevada Act has increased the cost of designing, operating, monitoring and closing new mining facilities and could affect the cost of operating, monitoring and closing existing mining facilities. The State of Nevada has also adopted reclamation regulations. The Nevada Act also requires reclamation plans and permits for exploration projects that will result in more than five acres of surface disturbance.

In the context of environmental permitting, we must comply with known standards, existing laws and regulations that may entail greater or lesser costs and delays, depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. We are not presently aware of any specific material environmental constraints affecting our property that would preclude the economic development or operation of any specific property.

If our property merits additional exploration or extraction work, it is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on our mineral property.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than we do. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we have no employees other than our sole executive officer and director. We conduct our business largely through consultants.

Research and Development Expenditures

We have not incurred any research expenditures since our incorporation. We have expended approximately $9,500 on our exploration program as of the date of this prospectus.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our plan of operation is to conduct mineral exploration activities on the Spelter Claim in order to assess whether the claim possesses mineral reserves capable of commercial extraction. Our exploration program is designed to explore for commercially viable deposits of zinc, lead, galena or vanadium mineralization. We have not, nor has any predecessor, identified any commercially exploitable reserves of these minerals on our mineral claim.

Spelter Claim

We received the geological evaluation report on the Spelter Claim entitled “Geological Evaluation Report on the Spelter Lode Mining Claim” prepared by Mr. Sookochoff on June 10, 2006. The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims. See “Description of Property”, below.

We anticipate that we will incur the following expenses over the next twelve months:

Category	Planned Expenditures Over The Next 12 Months (US$)
Legal and Accounting Fees(1)	$15,000
Office Expenses	$4,000
Consulting Fees	$33,600
Mineral Property Exploration Expenses	$9,500
Offering Expenses	$17,008(1)
TOTAL	$79,108
Notes:
(1)	We have expended $10,000 on our offering expenses to date.

Our current operating funds are sufficient to meet the anticipated costs of Phases II and III of our exploration program on the Spelter Claim. However, our existing funds may be insufficient if the actual costs of our exploration program significantly exceed our estimates or if we decide to proceed beyond Phase III of our exploration program or if we decide to begin mining efforts in the event that it is determined that our property contains mineral reserves. Therefore, we will need to obtain additional financing in order to complete our full business plan. As of the date of this prospectus, we had cash on hand in the amount of approximately $70,000.

We have not earned any revenues from our mineral exploration since our inception. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors outside of our control, including the results from our exploration program, and any unanticipated problems relating to our mineral exploration activities, including environmental assessments and additional costs and expenses that may exceed our current estimates. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us in which case our business will fail.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital
	As At	As At
	February 28, 2007	November 30, 2006
Current Assets	$74,236	$104,119
Current Liabilities	(2,220)	(1,250)
Working Capital (Deficit)	$72,016	$102,869

Cash Flows
		Period from	Period from
	Three Months	Inception (April 28,	Inception (April 28,
	Ended February 28,	2006) to	2006) to
	2007	February 28, 2007	November 30, 2006
Cash Flows Used In Operating Activities	$(23,368)	$(50,030)	$(26,662)
Cash Flows Used in Investing Activities	(1,515)	(7,515)	(6,000)
Cash Flows Provided By Financing Activities	-	128,981	128,891
Increase (Decrease) In Cash During Period	$(24,883)	$71,436	$96,319

As of February 28, 2007, we had cash on hand of $71,436 and a working capital surplus of $72,016. We have incurred a cumulative net loss of $49,535 for the period from the date of our inception on April 28, 2006 to February 28, 2007 and have not attained profitable operations to date.

Future Financing

Currently, we have sufficient capital resources to meet the anticipated costs of Phases II and III of our exploration plan and our estimated expenses over the next twelve months. If actual costs are substantially greater than what we have anticipated, we may be required to seek additional financing. In addition, if we decide to proceed beyond Phase III, of which there are no assurances, we may also require additional financing. We anticipate relying on equity sales of our common stock in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities. We may also rely on loans from our sole executive officer and director, Bernie J. Hoing; however, there are no assurances that Mr. Hoing will provide us with any additional funds if and when needed.

Currently, we do not have any arrangements for additional financing. There is no assurance that we will be able to obtain additional financing if and when required. We anticipate that any additional financing may be in the form of sales of additional shares of our common stock which may result in dilution to our current shareholders.

Off-Balance Sheet Arrangements

None.

DESCRIPTION OF PROPERTY

We rent office space at 1200 Dupont Street, Suite 2J, Bellingham, WA 98225, consisting of approximately 144 square feet, at a cost of $225 per month. This rental is on a month-to-month basis without a formal contract. We hold a 100% title to the Spelter Claim located in Nevada.

Acquisition of the Spelter Claim

We entered into a purchase agreement dated June 16, 2006 with Kimberly Sinclair pursuant to which we acquired a 100% interest in the Spelter Claim for cash consideration of $6,000. The Spelter Claim property is comprised of a mineral claim with a total area of approximately 20 acres, located on the Yellow Pine Mining District, Clark County, Nevada, see “Figure 1” below. The Spelter Claim was filed on May 25, 2006 in the Clark County recorder’s office. The Spelter Claim is located within Section 11, Township 25S, Range 57, Meridian E at the easternmost portion of the Yellow Pine Mining District of Clark County, Nevada.

Geological Report on the Spelter Claim

We engaged Laurence Sookochoff, P.Eng., to prepare a geological evaluation report on the Spelter Claim. Mr. Sookochoff is a consulting professional engineer in the Geological Section of the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Sookochoff attended University of British Columbia and holds a Bachelor of Science degree in Geology. Mr. Sookochoff has been licensed as a professional engineer by the Professional Engineers Association of B.C. for the past 40 years.

The work completed by Mr. Sookochoff in preparing the geological report consisted of the review of geological data from previous exploration within the region. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim.

We received the geological evaluation report on the Spelter Claim entitled “Geological Evaluation Report on the Spelter Lode Mining Claim” prepared by Mr. Sookochoff on June 10, 2006. The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim.

Our geological evaluation report concludes that the Spelter Claim incorporates some exploratory workings on mineral zones hosting significant zinc values. As the Yellow Pine Mining district has a history of significant zinc production from within veins or replacements of brecciated rocks along fault zones, the Spelter Claim warrants further exploration for potentially economical mineral zones.

In his geological report, Mr. Sookochoff, recommended that a four-phase continuing exploration program be undertaken on the property to determine the prime localities of mineralization on which to focus concentrated exploration. The four-phase program consists of the following:

Phase	Recommended Exploration Program	Estimated Cost	Status
Phase I	Prospecting, trenching and sampling over known mineralized zones to determine geological controls to, and the nature of, the indicated mineralization.	$6,500	Completed in September, 2006
Phase II	VLF-EM and soil geochemical surveys along determined extension of known mineral areas.	$9,500	Expected to be completed in the Summer Exploration Season of 2007
Phase III	Sampling and geological mapping within anomalous zones.	$12,500	Expected to be completed in 2008, depending on the results of Phase II.
Phase IV	Test diamond drilling of the prime correlative anomalous zones.	$50,000	Expected to be completed in 2009, depending on the results of Phase III.
	Total Estimated Cost	$78,500

Phase I Exploration Results

We received the report on the Phase I results from Mr. Sookochoff on September 25, 2006. Phase I of our exploration program was completed in September, 2006. The objective of the Phase I exploration program was to trench and sample the known mineral zone to determine the geological controls and the nature of the mineralization. In completing the recommended Phase I program on the Spelter Claim, the main zone of vanadium mineralization was not explored; however, zones of indicated zinc mineralization located in the prospecting portion of the program were either trenched and/or sampled.

Three trenches were established in locations of zinc mineralization. The measurements of Trench I and Trench II are 15 feet long by three feet wide and two feet deep, and 20 feet long by three feet wide and two feet deep, respectively. The third trench, Trench III, located near the central-east boundary of the Spelter Claim measured 20 feet long by three feet wide and two feet deep.

Three grab samples, one from each of the three trenches, and three other grab samples from zones of indicated mineralization were taken and submitted for assay at the Assayers Canada laboratory in Vancouver, Canada. The samples were analyzed by an assay for zinc with the following results:

Sample No.	Description	Assay Results
Spelter 1	Quartz breccia; white to light brown
Spelter 2	Limestone: light brown breccia	1.04% Zn
Spelter 3	Limestone: fine-grained; vuggy	3.04% Zn
Spelter 4	Conglomerate; light brown, yellow tinge	22.0% Zn
Spelter 5	Limestone: whitish-brown, some quartz	18.8% Zn
Spelter 6	Limestone: brecciated, some quartz	29.8% Zn

Based on the results of Phase I of our exploration program, our geological consultant recommended that Phase II be commenced. The second phase consists of VLF-EM and soil geochemical surveys, sampling and geological mapping of the veins within anomalous zones, which will define the structural trend to the extensions of the known mineral zones. As of the date of this prospectus we have expended $9,500 in connection with the preparation of the geological report and the exploration of our mineral claim.

Our cash on hand as of the date of this prospectus is approximately $70,000. We have sufficient cash on hand to pay the costs of Phases II and III of our proposed exploration program. However, we will require additional financing in order to proceed with any additional work beyond Phase II of our exploration program. We presently do not have any arrangements for additional financing for exploration work beyond Phase III of our exploration program, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with exploration work beyond Phase III of our exploration program.

A decision on proceeding beyond the planned Phase II exploration will be made by assessing whether the results of Phase II are sufficiently positive. The decision whether or not to proceed will be based on the recommendations of our geological consultant. The decision of the consultant whether or not to recommend proceeding will be based on a number of factors, including his subjective judgment and will depend primarily on the results of the immediately preceding stage.

Description of Property and Location of the Spelter Claim

The Spelter Claim is recorded with the Bureau of Land Management in the State of Nevada under the following name and record numbers:

Name of Mineral Claim	BLM Number	Expiry Date
SPELTER	0003272 0003273	September 1, 2007

In accordance with Nevada mining regulations, the Spelter Claim is in good standing to September 1, 2007. To keep the claim in good standing for additional years, proof of labor on the claim has to be filed each year with the Clark County recorder’s office in Las Vegas prior to its expiry date.

In addition to Nevada State regulations, Federal regulations require a yearly maintenance fee to keep the claim in good standing. In accordance with Federal regulations, the Spelter Claim is in good standing to September 1, 2007. A yearly maintenance fee of $125 is required to be paid to the Bureau of Land Management prior to the expiry date to keep the claim in good standing for an additional year. If we fail to pay the required amount of fee of this exploration work, then our mineral claim will lapse on September 1, 2007 and we will lose all interest that we have in the mineral claim.

Figure 1
Location of Claim

Location, Climate, Infrastructure and Access

The Spelter Claim is located within Section 11, Township 25S, Range 57, Meridian E in the Yellow Pine Mining District of Clark County, Nevada. Access from Las Vegas is southward via Interstate Highway 15 for approximately 27 miles, then northwesterly for ten miles along Highway 161 to Goodsprings, then westerly along a graveled road for nine miles, and then southerly along a poor dirt road for two miles to the Spelter Claim.

The Spelter Claim is situated at the northern end of the Sheep Mountain Range, a southerly trending range of mountains with peaks reaching an elevation of 4,184 feet. The Spelter Claim covers a small depression along the western end of an east-westerly trending ridge. The local topography is shallowly sloping with relief in the order of 100 feet from the valley floor. The area is typically desert climate with relatively high temperatures and low precipitation. Vegetation consists mainly of desert shrubs and cactus. Sources of water would be available from valley wells.

Our Spelter Claim presently does not have any mineral reserves. Power is readily available from nearby transmission lines. Water in sufficient quantities for drilling is available from nearby streams and lakes. Power sources for the Spelter Claim property presently consist of portable generators brought onto the property.

History of Exploration

The history of the Yellow Pine Mining District dates back to 1856 following investigation of lead ore in the area by Mormon missionaries. The first ore was smelted in 1857 and a mill was built north of Goodsprings in 1898. As a result of the mill availability, exploration activity led to the discovery of many mines in the region.

The completion of the San Pedro, Los Angeles and Salt Lake railroad in 1905 and recognition of oxidized zinc minerals in the ore in 1906 stimulated development of the mines and the region has been subject to intermittent activity up to 1964, particularly during the World War I and II years.

The history of the Spelter mine stems from the original staking of claims for lead and zinc, but there is no record that these minerals were produced. In 1923, an attempt was made to concentrate vanadium ore in a small mill. About 3.5 tons of vanadium ore were treated in the Keystone Custom mill at Sandy. The Spelter Mine workings are comprised of three tunnels, which, in lateral extent, total about 1,000 feet.

Geology

Property Geology

Mineralization on the Spelter Claim is reported to occur in a brecciated zone in the Anchor Limestone Member of the Monte Cristo Limestone Formation. The limestone strikes east-west and has a maximum width of 25 feet.

Regional Geology

In the Yellow Pine Mining region, the Spring Mountain Range in the west, and the Sheep Mountain Range in the east consist mainly of Paleozoic sediments which have undergone intense folding accompanied by faulting. A series of Carboniferous sediments consist largely of siliceous limestones and include strata of pure crystalline limestone and dolomite with occasional intercalated beds of fine grained sandstone.

The strata have a general west to southwest dip of from 15 to 45 degrees which is occasionally disturbed by local folds. Igneous rocks are scarce and are represented chiefly by quartz-monzonite porphyry dikes and sills. The quartz-monzonite porphyry is intruded into these strata and is of post-Jurassic age, perhaps Tertiary.

Regional Structure

The Yellow Pine Mining region reveals a strong record of folding, thrust faulting and normal faulting. Folding began in the early Jurassic, resulting in broad flexures in the more massive units and tight folds in the thinly bedded rocks. The thrust faults in the district are part of a belt of thrust faulted rocks, the Foreland Fold and Thrust Belt that stretches from southern Canada to southern California. Deformation within this belt began in the Jurassic and continued until Cretaceous time.

Within the Goodsprings District, thrust faulting appears to post-date much of the folding, but despite intensive study, the actual age of thrusting continues to be the subject of contentious debate. Three major thrusts have been mapped: from west to east, the Green Monster, Keystone and Contact thrusts.

Of these, the Keystone is the most persistent along strike having been mapped for a distance of over 50 kilometers. The stratigraphic relationships along the Keystone fault are similar to those for all the major thrusts in the area, Cambrian Bonanza King Formation has been thrust eastward over younger Paleozoic rocks.

Normal faulting has received much less study, despite its close association with many ore deposits in the district. It was suggested in 1931 that normal faulting began in the early Cretaceous and continued through the Tertiary. In 1954, a more recent theory suggested that all normal faulting is related to Basin and Range extension and thus is no older than Miocene. In 1988, more conclusions restrict normal faulting to the Tertiary, but some of the thrust faults may have been reactivated as low angle normal faults during early Tertiary.

Mineralization

Property Mineralization

The vanadium mineralization on the Spelter Claim occurs as vanadanite and descloizite associated with galena. Lenses of ore up to six feet in width are reported to contain from 1% to 2% V205. Two cut samples over widths of 20 feet and 25 feet were reported to assay 0.25 and 0.45 percent respectively.

Regional Mineralization

Regionally, ore deposits in the Yellow Pine Mining District appear to fall into two distinct types, which may or may not be related, gold-copper deposits and lead-zinc deposits. Gold-copper deposits are clearly related to sill-like masses of granite porphyry. All existing mines worked the contact between the intrusive and surrounding sedimentary rocks. Gold occurred in both the intrusive and the carbonate wall rocks. It appears any carbonate unit was a suitable host.

The lead-zinc deposits in the area of the claim are often distant from intrusives and occur as veins or replacements of brecciated rocks along fault zones, either thrust faults or normal faults. Unlike the gold deposits, the productive lead-zinc deposits are restricted to the Monte Cristo Formation. Mineralogy of gold-copper deposits consists of native gold, pyrite, limonite, cinnabar, malachite, azurite and chrysocolla. The unusual mineralogy of the district is due to the great depth of surface oxidation, exceeding 600 feet. All the vanadium deposits are in brecciated zones in limestone or dolomite.

Current State of Exploration

We have only recently commenced exploration of the Spelter Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters; and
5.	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

On June 13, 2006, we issued 9,000,000 shares of common stock to our sole executive officer and sole director, Bernie J. Hoing, at a price of $0.001 per share. The shares were issued pursuant to Section 4(2) of the Securities Act and are restricted shares as defined in the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Our Common Stock

As of the date of this prospectus, we have forty five (45) registered stockholders.

No Public Market for Common Stock

There is currently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Rule 144 Shares

As of the date of this prospectus, there are no shares of our common stock available for resale to the public under Rule 144 of the Securities Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 149,990 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have not granted registration rights to the selling stockholders or to any other persons.

We are paying the expenses of the Offering because we seek to: (i) become a reporting company with the SEC under the Exchange Act; and (ii) enable our common stock to be traded on the OTC Bulletin Board. We plan to file a Registration Statement on Form 8-A with the SEC concurrently with, or immediately following, the effectiveness of this Registration Statement on Form SB-2. The filing of the Registration Statement on Form 8-A will cause us to become a reporting company with the SEC under the Exchange Act concurrently with the effectiveness of the Registration Statement on Form SB-2. We must be a reporting company under the Exchange Act in order for our common stock to be eligible for trading on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing stockholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our exploration programs, we may need to raise additional capital. We believe that obtaining reporting company status under the Exchange Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that would prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Management Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our executive officer by any person for all services rendered in all capacities to us for the period from our inception through our fiscal year ended November 30, 2006.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards(1)	Non- Equity Incentive Plan Compen- sation	Non- qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
Bernie J. Hoing	2006	-	-	-	-	-	-	$11,200(1)	$11,200

Notes:

(1)

Mr. Hoing has provided management consulting services to Pengram at a rate of $2,800 per month since August, 2006. From the period of inception on April 28, 2006 to February 28, 2007 Mr. Hoing has received management fees totaling $19,600.

Outstanding Equity Awards At Fiscal Year-End

We do not have any stock options outstanding. No stock options or stock appreciation rights under any stock incentive plans were granted to our sole officer and director since our inception.

Compensation Arrangements

We do not have any arrangements pursuant to which our directors are compensated for any services provided as a director or for committee participation or special assignments. We have no significant employees other than our sole officer and director. Mr. Hoing provides management services to Pengram in consideration of a management fee of $2,800 per month commencing August, 2006. The services are provided on a month to month basis with no formal agreement.

We conduct our business through agreements with consultants and arms-length third parties. Currently, we have no formal consulting agreements in place. We have a verbal arrangement with the consulting geologist currently conducting the exploratory work on the Spelter Claim. We pay to this geologist the usual and customary rates received by geologists performing similar consulting services.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.             Audited financial statements for the period from inception on April 28, 2006 to November 30, 2006, including:

(a)	Report of Independent Registered Public Accounting Firm;

(b)	Balance Sheet as at November 30, 2006;

(c)	Statement of Operations for the period from inception on April 28, 2006 to November 30, 2006;

(d)	Statement of Cash Flows for the period from inception on April 28, 2006 to November 30, 2006;

(e)	Statement of Stockholders' Equity for the period from inception on April 28, 2006 to November 30, 2006; and

(f)	Notes to Financial Statements.

2.            Unaudited financial statements for the three month period ended February 28, 2007 and for the period from inception on April 28, 2006 to February 28, 2007, including:

(a)	Balance Sheet as at February 28, 2007;

(b)	Statement of Operations for the three months ended February 28, 2007 and for the period from inception on April 28, 2006 to February 28, 2007;

(c)	Statement of Cash Flows for the three months ended February 28, 2007 and for the period from inception on April 28, 2006 to February 28, 2007; and

(d)	Notes to Financial Statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

FINANCIAL STATEMENTS

NOVEMBER 30, 2006 (Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Pengram Corporation
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Pengram Corporation (An Exploration Stage Company) as at November 30, 2006, the related statements of operations and cash flows for the year then ended and for the period from inception on April 28, 2006 to November 30, 2006 and the related statement of stockholders’ equity for the period from inception on April 28, 2006 to November 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit, such financial statements present fairly, in all material respects, the financial position of Pengram Corporation (An Exploration Stage Company) as at November 30, 2006, and the results of its operations and its cash flows for the year then ended and for the period from inception on April 28, 2006 to November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern, unless the Company attains future profitable operations and/or obtains additional financing. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Telford Sadovnick, P.L.L.C.
TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
February 8, 2007

PENGRAM CORPORATION
(An Exploration Stage Company)

BALANCE SHEET

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$96,319
Prepaid expenses	7,800
104,119

Mineral Property Acquisition Costs	6,000

$110,119

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,065
Amounts due to related party	185
1,250

STOCKHOLDERS’ EQUITY

Share Capital
Authorized:
100,000,000 common voting stock with a par value of $0.001 per share
100,000,000 preferred stock with a par value of $0.001 per share

Issued:
14,999,048 common shares	14,999

Additional Paid-In Capital	113,982

Accumulated Deficit During The Exploration Stage	(20,112)
108,869

$110,119

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM INCEPTION, APRIL 28, 2006, TO NOVEMBER 30, 2006
(Stated in U.S. Dollars)

Revenue	$-

Expenses
Consulting fees	750
Incorporation costs	1,320
Management fees	11,200
Office and administrative	4,470
Professional fees	2,372

Net Loss For The Period	$(20,112)

Basic And Diluted Loss Per Share	$(0.00)

Weighted Average Number Of Common Shares Outstanding	8,659,680

Prior year comparative figures are not presented because the Company was incorporated on April 28, 2006.

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, APRIL 28, 2006, TO NOVEMBER 30, 2006

(Stated in U.S. Dollars)

Cash (Used In) Operating Activities
Net loss for the period	$(20,112)
Changes in non-cash operating working capital items:
Prepaid expenses	(7,800)
Accounts payable and accrued liabilities	1,065
Amounts due to related party	185
(26,662)

Cash (Used In) Investing Activity
Mineral property acquisition costs	(6,000)

Cash Provided By Financing Activity
Issuance of common stock	128,981

Increase In Cash	96,319

Cash, Beginning Of Period	-

Cash, End Of Period	$96,319

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest	$-
Income taxes	$-

Prior year comparative figures are not presented because the Company was incorporated on April 28, 2006.

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM APRIL 28, 2006 (INCEPTION) TO NOVEMBER 30, 2006

(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
			ADDITIONAL	DURING THE
			PAID-IN	EXPLORATION
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

June 19, 2006 – Stock issued
for cash at $0.001	9,000,000	$9,000	$-	$-	$9,000
Private placement	5,999,048	5,999	113,982	-	119,981
Net loss for the period	-	-	-	(20,112)	(20,112)

Balance, November 30, 2006	14,999,048	$14,999	$113,982	$(20,112)	$108,869

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Organization

Pengram Corporation (“the Company”) was incorporated in the State of Nevada, U.S.A., on April 28, 2006. The Company’s principal executive offices are in Bellingham, WA.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $20,112 for the period from April 28, 2006 (inception) to November 30, 2006, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Organization and Start-up Costs

Costs of start up activities, including organizational and incorporation costs, are expensed as incurred.

	b)	Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

	c)	Mineral Property Interests

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	c)	Mineral Property Interests (Continued)

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

	d)	Cash

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits.

	e)	Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, and amounts due to related party.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Financial Instruments (Continued)

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted.

	f)	Regulatory Matters

The Company and its mineral property interest is subject to a variety of federal and state regulations governing land use, health, safety and environmental matters. The Company’s management believes it has been in substantial compliance with all such regulations, and is unaware of any pending action or proceeding relating to regulatory matters that would affect the financial position of the Company.

	g)	Basic and Diluted Loss Per Share

In accordance with Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At November 30, 2006, the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	h)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards No. 109 – “Accounting for Income Taxes” (SF AS 109). This standard requires the use of an asset and liability approach for financial accounting and reporting on income taxes. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

	i)	Foreign Currency Translation

The Company’s functional currency is the US dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the exchange rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	j)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

	k)	Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. In such cases, the amount of the impairment is determined based on the relative fair values of the impaired assets. The Company tests the recoverability of the assets whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.

	l)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143’), “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset.

The cost of the tangible asset, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate. To date, no significant asset retirement obligation exists due to the early stage of exploration. Accordingly, no liability has been recorded.

	m)	Revenue Recognition

Revenue from the sale of minerals is recognized when the risks and rewards of ownership pass to the purchaser, including delivery of the product the selling price is fixed or determinable and collectibility is reasonably assured. Settlement adjustments, if any, are reflected in revenue when the amounts are known.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	n)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because its property holding is at an early stage of exploration.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

a)

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an Amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special- purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The Statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this Statement will have no immediate impact on the Company’s financial condition or results of operations.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

3.	RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

b)

In February 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Financial Instruments”, and established the accounting for certain derivatives embedded in other instruments. It simplifies amendment of FASB Standards No. 133 and 140” (hereinafter “SFAS No. 155”). This Statement accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This Statement allows a public entity to irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this Statement will have no immediate impact on the Company’s financial condition or results of operations.

c)

In May 2005, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” (hereinafter “SFAS No. 154”) which replaces Accounting Principles Board Opinion No. 20, “Accounting Changes”, and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No. 28”. SFAS No. 154 provides guidance on accounting for and reporting changes in accounting principle and error corrections. SFAS No. 154 requires that changes in accounting principle be applied retrospectively to prior period financial statements and is effective for fiscal years beginning after December 15, 2006. Management does not expect SFAS No. 154 to have a material impact on the Company’s financial position, results of operations, or cash flows.

4.	MINERAL PROPERTY

During the period ended November 30, 2006, the Company entered into a purchase agreement to acquire an undivided 100% interest in a mineral claim (known as the “Spelter”) located in the Yellow Pine Mining District, Clark County, Nevada. The consideration was $6,000 cash (paid) on execution of the agreement.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

5.	SHARE CAPITAL

On June 19, 2006, the Company issued 9,000,000 common shares to the Company’s founder at a price of $0.001 per share.

Pursuant to a private placement, the Company issued 5,999,048 common shares at a price of $0.02 per share.

6.	RELATED PARTY TRANSACTIONS

During the period, the Company paid management fees in the amount of $11,200 to a director.

Amounts due to related party are repayable on demand, unsecured and non-interest bearing.

These transactions were in the normal course of operations and were measured at the exchange amount, which represented the amount of consideration established and agreed to by the related parties.

7.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of premises is on a month-to-month basis.

8.	INCOME TAX

	a)	Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(6,800)
Increase in valuation allowance	6,800

Income tax provision	$-

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2006
(Stated in U.S. Dollars)

8.	INCOME TAX (Continued)

	b)	Significant components of the Company’s deferred income tax assets are as follows:

Operating loss carryforward	$20,000
Statutory tax rate	34%
Deferred income tax assets	$6,800
Valuation allowance	(6,800)
Net deferred tax assets	$-

c)

The Company has incurred operating losses of approximately $20,000 which, if unutilized, will expire in 2026. Subject to certain restrictions, the Company has mineral property and exploration expenditures of $6,000 available to reduce future taxable income. Future tax benefits, which may arise as a result of these losses, have not been recognized in these financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2006	$20,000	2026

Total income tax operating loss carry forward	$20,000

PENGRAM CORPORATION
(An Exploration Stage Company)

FIRST QUARTER FINANCIAL STATEMENTS

FEBRUARY 28, 2007
(Unaudited)
(Stated in U.S. Dollars)

PENGRAM CORPORATION
(An Exploration Stage Company)

BALANCE SHEET
(Unaudited)
(Stated in U.S. Dollars)

	FEBRUARY 28	NOVEMBER 30
	2007	2006

ASSETS

Current
Cash	$71,436	$96,319
Prepaid expenses	2,800	7,800
	74,236	104,119

Computer Equipment	1,430	-

Mineral Property Acquisition Costs	6,000	6,000

	$81,666	$110,119

LIABILITIES

Current
Accounts payable and accrued liabilities	$2,220	$1,065
Amounts due to related party	-	185
	2,220	1,250

STOCKHOLDERS’ EQUITY

Share Capital
Authorized:
100,000,000 common voting stock with a par value of
$0.001 per share
100,000,000 preferred stock with a par value of $0.001
per share

Issued:
14,999,048 common shares	14,999	14,999

Additional Paid-In Capital	113,982	113,982

Accumulated Deficit During The Exploration Stage	(49,535)	(20,112)
	79,446	108,869

	$81,666	$110,119

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

STATEMENT OF OPERATIONS
(Unaudited)
(Stated in U.S. Dollars)

		CUMULATIVE
		PERIOD FROM
		INCEPTION
	THREE MONTHS	APRIL 28
	ENDED	2006 TO
	FEBRUARY 28	FEBRUARY 28
	2007	2007

Revenue	$-	$-

Expenses
Amortization	85	85
Consulting fees	300	1,050
General and administrative	3,280	7,750
Incorporation costs	-	1,320
Management fees	8,400	19,600
Mineral property exploration costs	9,500	9,500
Professional fees	7,858	10,230

Net Loss For The Period	$(29,423)	$(49,535)

Basic And Diluted Loss Per Share	$(0.00)

Weighted Average Number Of Common Shares
Outstanding	14,999,048

Prior period comparative figures are not presented because the Company was incorporated on April 28, 2006.

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)

STATEMENT OF CASH FLOWS
(Unaudited)
(Stated in U.S. Dollars)

		CUMULATIVE
		PERIOD FROM
		INCEPTION
	THREE MONTHS	APRIL 28
	ENDED	2006 TO
	FEBRUARY 28	FEBRUARY 28
	2007	2007

Cash (Used In) Operating Activities
Net loss for the period	$(29,423)	$(49,535)
Changes in non-cash operating working capital items:
Prepaid expenses	5,000	(2,800)
Accounts payable and accrued liabilities	1,155	2,220
Amounts due to related party	(185)	-
Amortization	85	85
	(23,368)	(50,030)

Cash (Used In) Investing Activities
Mineral property acquisition costs	-	(6,000)
Purchase of computer equipment	(1,515)	(1,515)
	(1,515)	(7,515)

Cash Provided By Financing Activity
Issuance of common stock	-	128,981

Increase (Decrease) In Cash	(24,883)	71,436

Cash, Beginning Of Period	96,319	-

Cash, End Of Period	$71,436	$71,436

Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Prior period comparative figures are not presented because the Company was incorporated on April 28, 2006.

The accompanying notes are an integral part of these financial statements.

PENGRAM CORPORATION
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

FEBRUARY 28, 2007

(Unaudited)
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION AND NATURE OF OPERATIONS

The unaudited financial information furnished herein reflects all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and the results of its operations for the periods presented. These first quarter financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Form SB-2. The Company assumes that the users of the interim financial information herein have read, or have access to, the audited financial statements for the preceding fiscal year, and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. Accordingly, footnote disclosure, which would substantially duplicate the disclosure contained in the Company’s Form SB-2 has been omitted. The results of operations for the three month period ended February 28, 2007 are not necessarily indicative of results for the entire year ending November 30, 2007.

Organization

Pengram Corporation (“the Company”) was incorporated in the State of Nevada, U.S.A., on April 28, 2006. The Company’s principal executive offices are in Bellingham, Washington, USA.

Exploration Stage Activities

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company was formed for the purpose of acquiring exploration and development stage natural resource properties. The Company has not commenced business operations. The Company is an exploration stage company as defined in the Securities and Exchange Commission (“S.E.C.”) Industry Guide No. 7.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $49,535 for the period from April 28, 2006 (inception) to February 28, 2007, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its natural resource properties. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FEBRUARY 28, 2007
(Unaudited)
(Stated in U.S. Dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Organization and Start-up Costs

Costs of start up activities, including organizational and incorporation costs, are expensed as incurred.

	b)	Exploration Stage Enterprise

The Company’s financial statements are prepared using the accrual method of accounting and according to the provisions of Statement of Financial Accounting Standards No. 7 (“SFAS 7”), “Accounting and Reporting for Development Stage Enterprises,” as it devotes substantially all of its efforts to acquiring and exploring mineral properties. Until such properties are acquired and developed, the Company will continue to prepare its financial statements and related disclosures in accordance with entities in the exploration stage.

	c)	Mineral Property Interests

The Company is an exploration stage mining company and has not yet realized any revenue from its operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Exploration costs are expensed as incurred regardless of the stage of development or existence of reserves. Costs of acquisition are capitalized subject to impairment testing, in accordance with Financial Accounting Standards 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets”, when facts and circumstances indicate impairment may exist.

The Company regularly performs evaluations of any investment in mineral properties to assess the recoverability and/or the residual value of its investments in these assets. All long-lived assets are reviewed for impairment whenever events or circumstances change which indicate the carrying amount of an asset may not be recoverable.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FEBRUARY 28, 2007
(Unaudited)
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	c)	Mineral Property Interests (Continued)

Management periodically reviews the carrying value of its investments in mineral leases and claims with internal and external mining related professionals. A decision to abandon, reduce or expand a specific project is based upon many factors including general and specific assessments of mineral deposits, anticipated future mineral prices, anticipated future costs of exploring, developing and operating a production mine, the expiration term and ongoing expenses of maintaining mineral properties and the general likelihood that the Company will continue exploration on such project. The Company does not set a pre-determined holding period for properties with unproven deposits, however, properties which have not demonstrated suitable metal concentrations at the conclusion of each phase of an exploration program are re-evaluated to determine if future exploration is warranted, whether there has been any impairment in value and that their carrying values are appropriate.

If an area of interest is abandoned or it is determined that its carrying value cannot be supported by future production or sale, the related costs are charged against operations in the year of abandonment or determination of value. The amounts recorded as mineral leases and claims represent costs to date and do not necessarily reflect present or future values.

The Company’s exploration activities and proposed mine development are subject to various laws and regulations governing the protection of the environment. These laws are continually changing, generally becoming more restrictive. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

The accumulated costs of properties that are developed on the stage of commercial production will be amortized to operations through unit-of-production depletion.

	d)	Foreign Currency Translation

The Company’s functional currency is the US dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the exchange rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

PENGRAM CORPORATION
(An Exploration Stage Company)

NOTES TO FINANCIAL STATEMENTS

FEBRUARY 28, 2007
(Unaudited)
(Stated in U.S. Dollars)

3.	COMPUTER EQUIPMENT

		ACCUMULATED	NET BOOK
	COST	AMORTIZATION	VALUE

Computer Equipment	$1,515	$85	$1,430

4.	MINERAL PROPERTY

During the period ended November 30, 2006, the Company entered into a purchase agreement to acquire an undivided 100% interest in a mineral claim (known as the “Spelter”) located in the Yellow Pine Mining District, Clark County, Nevada. The consideration was $6,000 cash (paid) on execution of the agreement.

5.	SHARE CAPITAL

On June 19, 2006, the Company issued 9,000,000 common shares to the Company’s founder at a price of $0.001 per share.

Pursuant to a private placement, the Company issued 5,999,048 common shares at a price of $0.02 per share.

The Company has no stock option plan, warrants or other dilutive securities.

6.	RELATED PARTY TRANSACTIONS

During the period, the Company paid management fees in the amount of $8,400 to a director.

These transactions were in the normal course of operations and were measured at the exchange amount, which represented the amount of consideration established and agreed to by the related parties.

7.	COMMITMENTS AND CONTRACTUAL OBLIGATIONS

The Company has no significant commitments or contractual obligations with any parties respecting executive compensation, consulting arrangements or other matters. Rental of premises is on a month-to-month basis.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our principal independent accountant.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Pengram. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Pengram, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our registration statement and the referenced exhibits can also be found on this website.

SUBJECT TO COMPLETION, DATED APRIL 19, 2007

PROSPECTUS

PENGRAM CORPORATION

5,999,048 SHARES
COMMON STOCK

Dealer Prospectus Delivery Obligation

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Pengram.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Pengram, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Pengram, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Pengram against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Pengram, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Section 42 of our Bylaws states that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS, our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$8
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$10,000
Miscellaneous	$1,000
Total	$17,008

Notes:
(1) All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We issued 9,000,000 shares of our common stock on June 13, 2006 to Bernie J. Hoing. Mr. Hoing is our sole director and executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act at a price of $0.001 per share, for total proceeds of $9,000. The 9,000,000 shares of common stock are restricted shares as defined in the Securities Act.

We completed an offering of 5,999,048 shares of our common stock at a price of $0.02 per share to a total of forty four (44) purchasers on September 30, 2006. The total amount we received from this offering was $119,980. We completed the offering pursuant to Regulation S under the Securities Act. Each purchaser represented to us that they were not a “US person” as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

ITEM 27. EXHIBITS

Index of Exhibits

Exhibit
Number	Description of Exhibits
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of O’Neill Law Group PLLC with consent to use.
10.1	Purchase Agreement dated June 16, 2006 between Kimberly Sinclair and Pengram.
23.1	Consent of Telford Sadovnick, P.L.L.C., Certified Public Accountants.
23.2	Consent of Laurence Sookochoff, P.Eng., Consulting Geologist.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(c)	Include any additional or changed material information on the plan of distribution.

2.

For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	File a post-effective amendment to remove from registration any of the securities being registered hereby that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Bellingham, State of Washington, on April 19, 2007.

PENGRAM CORPORATION

By:	/s/ Bernie J. Hoing
BERNIE J. HOING
Chief Executive Officer, Chief Financial Officer, President,
Secretary and Treasurer
(Principal Executive Officer
and Principal Accounting Officer )

Date:	April 19, 2007

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

By:	/s/ Bernie J. Hoing
BERNIE J. HOING
Chief Executive Officer, Chief Financial Officer, President,
Secretary and Treasurer
Director
(Principal Executive Officer
and Principal Accounting Officer )
Director

Date:	April 19, 2007